Exhibit 10.1

July 19, 2010

Dear Mr. Malcolm:

In accordance with paragraph 15 of your employment agreement with LexingtonPark Parent Corp. (n/k/a Cowen Group, Inc.) dated June 3, 2009 (collectively, the “Agreement”), this letter serves to amend the Agreement as follows:

1.                The first sentence of paragraph 1 of the Agreement which reads, “This Agreement provides the details of the terms of your employment from and following the Effective Date until termination of your employment (the “Term”), and certain other terms and conditions of your employment with the Company and its subsidiaries that continue beyond the Term unless otherwise specified,” shall be deleted and replaced with:

This Agreement provides the details of the terms of your employment as of July 19, 2010 until termination of your employment (the “Term”), and certain other terms and conditions of your employment with the Company and its subsidiaries that continue beyond the Term unless otherwise specified.

2.                Paragraph 2 of the Agreement shall be deleted in its entirety and replaced with:

Position.  You shall be employed as Chairman of the Company’s Broker-Dealer Subsidiary (the “BD Subsidiary”) and shall report directly to the Chief Executive Officer of the Company. You shall also continue to serve as a member of the Board of Directors of the Company and as a member of the Company’s Executive Management Committee and the Company’s Operating Committee. You shall have the duties, responsibilities and authority commensurate with your title and position and such other duties and responsibilities as may be reasonably assigned to you by the Chief Executive Officer of the Company.  You shall continue to be subject to, and must comply with, all policies and procedures applicable to employees of the BD Subsidiary, as now existing or as may be modified or supplemented from time to time by the BD Subsidiary.

3.             Paragraph 3(b) shall be deleted in its entirety and replaced as follows:

Annual Bonus.  For each calendar year during which you are employed by the Company (excluding any period in which you are employed as a Senior Advisor, as defined below), you shall be entitled to earn an annual performance-based bonus pursuant to a Company bonus plan as determined by the Compensation Committee. The total annual bonus that may be earned by you for any calendar year is referred to herein as the “Annual Bonus.” Your Annual Bonus shall be determined by the Compensation Committee consistently with and on the same basis as, and shall have terms and conditions no less favorable than those that apply to, other similarly situated executives of the Company, provided that (i) for the calendar year ending December 31, 2010 you shall be entitled to a minimum cash Annual Bonus equal to (y) your Base Salary as of the end of the calendar year ending December 31, 2009, and (z) the cash portion of your Annual Bonus received in respect of the calendar year ending December 31, 2009; provided further, that should you elect to retire from the Company at any time on or after December 31, 2010 but prior to December 31, 2011, your Annual Bonus for the calendar year ending December 31, 2010 shall be reduced by Two Hundred Thousand ($200,000) Dollars, and (ii) for each completed calendar year ending during the Term subsequent to the calendar year ending December 31, 2010 (excluding any Notice Period, as defined below, upon a voluntary termination without Good Reason, as defined below) you shall be entitled to a minimum Annual Bonus equal to Two Hundred Thousand Dollars ($200,000). Your Annual Bonuses may, at the discretion of the Compensation Committee, and consistent with similarly situated executives of the Company, include a certain percentage of restricted securities, other stock or security-based awards or deferred cash or other deferred compensation.

4.                Paragraph 5(b) shall be deleted in its entirety and replaced as follows:

Senior Advisor Status.  When by reason of your retirement in accordance with the applicable policy of the Company (which for the avoidance of doubt permits retirement on or after the attainment of age 55 with five years of service) at any time on or after December 31, 2010, you cease to serve as Chairman of the BD Subsidiary (or in whatever position you then serve), provided you are otherwise an employee in good standing at that time, and continuing for a three (3) year period, the Company will employ you as a Senior Advisor pursuant to a Senior Advisor Agreement in the form attached hereto as Appendix A.

This letter in no way amends any other terms or conditions of the Agreement, the remainder of which remain in full force and effect.  Please sign below to indicate your acceptance of this amendment to the Agreement.

Sincerely,

COWEN GROUP, INC.

		By:	/s/ Peter Cohen
Peter Cohen
Chairman and Chief Executive Officer

AGREED AND ACCEPTED:

Signed:	/s/ David M. Malcolm
David M. Malcolm

Date:	July 19, 2010